Exhibit 99(g)
                             PRESS RELEASE


FOR IMMEDIATE RELEASE
MONDAY
FEBRUARY 2, 1998


CONTACT PERSON:          STACY DUCKETT
                         TCBY ENTERPRISES, INC.
                         (501) 688-8229

                         NORM CRUM, CHEVRON PETROLEUM
                         MARKETERS ASSOCIATION
                         (209) 948-9412


                 TCBY SIGNS DEVELOPMENT AGREEMENT WITH
                CHEVRON PETROLEUM MARKETERS ASSOCIATION


LITTLE ROCK, AR - Monday (February 2) - TCBY ENTERPRISES, INC. (NYSE:TBY) today announced it has signed a development agreement with Chevron Petroleum Marketers Association. Under terms of the agreement, "TCBY" Treats(Registered) locations may be placed in Chevron outlets. There are currently 14 co-branded locations operating.

"TCBY is proud to be working with Chevron locations," said Jim Sahene, President of TCBY Systems, Inc. "Convenience store development is a strong growth area for us. Chevron locations will certainly be an important partner in our co-branded development."

"We are very  excited to  be working with  TCBY," said  Norm
Crum, President. "CPMA realizes the benefits of developing locations with branded concepts. A TCBY Treats location is the perfect complement to our operations."

TCBY Enterprises, Inc., through subsidiary companies, manufactures and sells soft serve frozen yogurt and sorbet, hardpack frozen yogurt and ice cream, and frozen novelty products, and markets foodservice equipment. The Company is the world's largest manufacturer-franchisor of frozen yogurt. The Company, through subsidiaries, develops locations and products under the "TCBY"(Registered) and Juice Works(Registered) brands.

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